Exhibit 99.1

Kindred Biosciences Announces Fourth Quarter and Year-End 2014 Financial Results
San Francisco, CA (March 12, 2015) Kindred Biosciences, Inc. (NASDAQ: KIN) today announced financial results for the quarter ended December 31, 2014.
Conference Call and Webcast at 4:30 p.m. Eastern / 1:30 p.m. Pacific
KindredBio today announced its fourth quarter financial results and provided updates on its programs.
Development Updates
KindredBio continues to build and advance its pipeline, including biologics, and now has over 20 programs across multiple product candidates and indications. Some of the key programs are highlighted below.
The pivotal field trial of SentiKind, a KCNQ potassium channel agonist, for post-operative pain in dogs is currently enrolling patients and the Company expects to report topline results on this program in the second half of this year. The Company has completed Target Animal Safety Study and has started the rolling submission of the NADA technical sections for SentiKind. The Company is also testing the active ingredient in SentiKind in several other indications in multiple species.
The PK study of KIND-010 for management of weight loss in cats has been completed and the pilot study has been initiated. If the pilot study is positive, the pivotal field study will be initiated this year. The topline results for the pivotal trial are expected in 2016.
The PK study of KIND-012 for fever in horses has been completed and the pilot study has been initiated. If the pilot study is positive, the pivotal field study will be initiated this year. The topline results for the pivotal trial are expected at the end of 2015 or early 2016.
The feline erythropoietin program is advancing as planned and initial laboratory studies have been initiated. The anti-TNF and checkpoint inhibitor programs are also on track, as well as multiple other biologics programs that are in early-stage development.
Management Updates
KindredBio also announced additions to its team, including Wendy Wee, Vice President of Finance and Alan Weingarten, Head of Clinical Development. In addition, it announced the promotion of Stephen Sundlof to Chief Scientific Officer and Executive Vice President of Regulatory Affairs and Quality.
“We’re pleased with the progress we’re making across our programs and in building a strong team. We are excited about our pipeline, and believe that we’re well-positioned to deliver value to both our patients and shareholders,” stated Richard Chin, CEO of KindredBio.
Fourth Quarter and Full Year 2014 Financial Results
For the quarter ended December 31, 2014, KindredBio reported a net loss of $6.8 million or $0.34 per share, as compared to a net loss of $2.4 million or $0.40 per share for the same period in 2013. Research and development expenses for the fourth quarter of 2014 increased to $4.8 million, as compared to $1.7 million for the same period in 2013. General and administrative expenses for the fourth quarter of 2014 increased to $2.0 million as compared to $641,000 for the same period in 2013.
For the year ended December 31, 2014, KindredBio reported a net loss of $27.1 million or $1.44 per share as compared to a net loss of $4.2 million or $1.13 per share for the same period in 2013.

Exhibit 99.1

Research and development expenses for the year ended December 31, 2014 were $18.7 million compared to $3.1 million in 2013, while general and administrative expenses were $8.5 million compared to $1.1 million in 2013. The increase of $15.6 million in research and development expenses in 2014 compared to 2013 was primarily driven by the increase in outsourced development expense for SentiKind, AtoKin, CereKin and the Company’s other product development programs, a total of approximately $8.0 million. In addition, research and development expenses also increased by $6.4 million due to payroll and related expenses as KindredBio increased its headcount, as well as consulting and stock-based compensation expenses. The increase of $7.5 million in general and administrative expenses in 2014 over 2013 was due primarily to stock-based compensation expense, professional and consulting fees for legal, accounting and tax services, headcount related expenses and other general business services as we operate as a public company.
As of December 31, 2014, KindredBio had $101.0 million in cash, cash equivalents and short term investments, a net increase of $35.7 million from December 31, 2013. This increase was due to the net cash proceeds of $58.1 million from KindredBio’s follow-on offering in April, 2014, offset in part by cash used in operating activities of approximately $21.9 million.
With respect to spending in 2015, the Company plans to aggressively expand its pipeline and accelerate its programs. As a result, expenditures are expected to increase from the annualized fourth quarter 2014 level of approximately $27.2 million. Accordingly, for 2015 the Company expects to spend $35 to $40 million, excluding the impact of stock-based compensation expense and the impact of acquisitions, if any. These costs include the development of the necessary regulatory and quality processes as KindredBio nears the filing of registration for its product candidates. Additionally, the Company is addressing the necessary manufacturing requirements for possible commercialization in the following years.
Webcast and Conference Call
KindredBio will host a conference call today at 4:30 p.m. Eastern Time.   Interested parties may access the call by dialing toll-free (855) 433-0927 from the US, or (484) 756-4262 internationally, and using conference ID 98449349.  The call will also be webcast live at http://edge.media-server.com/m/p/q6r6vhoj. A replay will also be available at that link for 30 days.
About Kindred Biosciences
Kindred Biosciences is a development-stage biopharmaceutical company focused on saving and improving the lives of pets.  Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy.  The Company’s strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats and horses.  The Company has a deep pipeline of novel drugs and biologics in development across many therapeutic classes.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.
These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by

Exhibit 99.1

the forward-looking statements.  These risks include, but are not limited to, the following:  our limited operating history and expectations of losses for the foreseeable future; the absence of revenue from our product candidates for the foreseeable future; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our lead product candidates, which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our product candidates; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain patent protection and other intellectual property protection for our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.
For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC.  As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release.   Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.
Contact
Denise Bevers
KindredBio
denise.bevers@kindredbio.com
(650) 701-7904

Exhibit 99.1

Kindred Biosciences, Inc.
Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2014	2013	2014	2013
Operating costs and expenses:				
Research and development	4,802	1,746	18,694	3,140
General and administrative	2,014	641	8,539	1,079
Total operating costs and expenses	6,816	2,387	27,233	4,219
Loss from operations	(6,816)	(2,387)	(27,233)	(4,219)
Interest and other income, net	27	4	94	6
Net loss	$ (6,789)	$ (2,383)	$ (27,139)	$ (4,213)
Basic and diluted net loss per common share	$ (0.34)	$ (0.40)	$ (1.44)	$ (1.13)
Shares used to calculate basic and diluted net loss per common share	19,719	5,899	18,782	3,732